Exhibit 99.1

BBX Capital Corporation Reports Financial Results

For the Fourth Quarter and Full Year, 2016

FORT LAUDERDALE, Florida – March 15, 2017, BBX Capital Corporation (“BBX Capital” or the “Company”) (OTCQX: BBXT; BBXTB) reported financial results for the fourth quarter and year ending December 31, 2016.

BBX Capital Selected Financial Data (Consolidated)

Fourth Quarter 2016 Compared to Fourth Quarter 2015:

•	Total consolidated revenues of $197.2 million vs. $200.1 million
•	Net income to common shareholders of $4.9 million vs. $19.9 million
•	Provision for income taxes of $12.5 million vs. $0.9 million due to the release of a portion of its valuation allowance in 2015
•	Diluted earnings per share of $0.05 vs. $0.23
•	“Free cash flow” (cash flow from operating activities less capital expenditures) was $26.7 million compared to a cash outflow of $4.9 million

Full Year Ended December 31, 2016

Compared to the Full Year Ended December 31, 2015:

•	Total consolidated revenues of $764.0 million vs. $740.2 million
•	Net income to common shareholders of $28.4 million vs. $122.5 million
•	Recognized a benefit for income taxes of $127.8 million due to the release of a portion of its valuation allowance in 2015
•	Diluted earnings per share of $0.32 vs. $1.40
•	“Free cash flow” (cash flow from operating activities less capital expenditures) was $78.8 million compared to a cash outflow of $16.6 million

As of December 31, 2016,  BBX Capital had total consolidated assets of $1.4 billion, shareholders' equity of $454.6 million, and total consolidated equity of $495.5 million.

“We are pleased with our overall results and accomplishments during 2016, particularly at Bluegreen Vacations®,” commented Alan B. Levan, Chairman and Chief Executive Officer of BBX Capital. “With approximately $605 million in system-wide sales of VOIs, other fee-based services revenue of $103 million, and EBITDA of $139.0 million (after a special one-time $10 million bonus to certain Bluegreen employees), Bluegreen delivered notable results. As we progress through 2017, our strategy to grow Bluegreen’s profitability and long-term value is focused on increasing vacation ownership sales by expanding existing and identifying new tour sources and sales locations, increasing sales and operating efficiencies across all customer touch-points, continuing to efficiently procure vacation ownership interests through a mix of capital light sources and strategic resort development, continuing to grow its resort management, title, loan servicing and other cash generating businesses, and  providing an industry leading level of customer service.

“On a corporate level, during 2016 we implemented our plan to pay regular quarterly dividends, completed the merger of BBX Capital Corporation into BFC Financial Corporation,  changed our name from BFC Financial Corporation to BBX Capital Corporation, and commenced trading on the OTCQX® Best Market. While our overall objective continues to be long term growth,  the objective of the merger was to simplify our corporate structure to enhance shareholder value. We are pleased that the market’s response to our activities has been very positive thus far.

“Our corporate strategy has been that BBX Capital’s goal is to build long-term shareholder value as opposed to focusing on quarterly or annual earnings. Since many of BBX Capital’s assets do not generate income on a regular or predictable basis, our objective continues to be long-term growth as measured by increases in book value and intrinsic value over time,” Levan concluded.

---------------

On March 14, 2017, the Company’s Board of Directors declared a cash dividend payment of $0.0075 per share, up from $0.005 per share, on its Class A and Class B Common Stock, with a payment date of April 20, 2017, to all shareholders of record at the close of trading on March 20, 2017, and has indicated its intention to declare regular quarterly dividends of $.0075 per quarter per share on its Class A and Class B Common Stock (an aggregate per share of $.03 annually, up from $0.02 annually).

---------------

The following selected information relates to the operating activities of Bluegreen,  BBX Capital Real Estate and Renin. See the supplemental tables below for the consolidating statements of operations for the three and twelve month periods ended December 31, 2016 and 2015.

Bluegreen Corporation

Bluegreen is a sales, marketing, and management company focused on the vacation ownership industry. Bluegreen markets, sells and manages vacation ownership interests (“VOIs”) in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations. The resorts in which Bluegreen markets, sells or manages VOIs were either developed or acquired by

Bluegreen, or were developed and are owned by third parties. Bluegreen earns fees for providing sales and marketing services to third party developers. Bluegreen also earns fees by providing management services to the Bluegreen Vacation Club and property owners associations (“POAs”), mortgage servicing, VOI title services, reservation services, and construction design and development services. In addition, Bluegreen provides financing to FICO® score-qualified individual purchasers of VOIs,  which generates significant interest income.

Bluegreen Selected Financial Data

Fourth Quarter 2016 Compared to Fourth Quarter 2015:

•

System-wide sales of VOIs, net of equity trade allowances (2), were $146.0 million vs. $141.6 million.  Included in system-wide sales are sales of VOIs made under Bluegreen's "capital-light" business strategy (1),  of $130.5 million vs. $112.5 million, gross of equity trade allowances (2):

o	Sales of third party VOIs – sold on a commission basis were $69.1 million vs. $61.1 million and generated sales and marketing commissions of $48.1 million vs. $42.1 million
o	Secondary market sales of VOIs were $58.6 million vs. $49.7 million
o	Just-in-time sales of VOIs were $2.9 million vs. $1.8 million
•	System-wide sales were estimated to be adversely impacted by approximately $6 million from Hurricane Matthew and the Tennessee wildfires in 2016
•	Average sales price per transaction was $14,842 vs. $13,741
•	Sales volume per guest was $2,340 vs. $2,185
•	Tours increased 8% compared to the 2015 quarter
•	Other fee-based services revenue was $25.0 million vs. $24.1 million
•	Income before taxes was $37.6 million vs. $29.8 million.
•	EBITDA was $40.4 million vs. $34.7 million (3). EBITDA was estimated to be adversely impacted by approximately $2 million by Hurricane Matthew and the Tennessee wildfires in 2016
•	“Free cash flow” (cash flow from operating activities less capital expenditures) was $24.3 million compared to $9.3 million during the same period in 2015

Bluegreen Selected Financial Data

Full Year Ended December 31, 2016

Compared to the Full Year Ended December 31, 2015:

•	System-wide sales of VOIs, net of equity trade allowances (2), were $605.4 million vs. $552.7 million. Included in system-wide sales are sales of VOIs made under Bluegreen's 3

"capital-light" business strategy (1), of $499.4 million vs. $417.5 million, gross of equity trade allowances (2):
o	Sales of third party VOIs – sold on a commission basis were $294.8 million vs. $251.4 million and generated sales and marketing commissions of $201.8 million vs. $173.7 million
o	Secondary market sales of VOIs were $165.0 million vs. $138.5 million
o	Just-in-time sales of VOIs were $39.6 million vs. $27.6 million
•	System-wide sales were estimated to be adversely impacted by approximately $6 million from Hurricane Matthew and the Tennessee wildfires in 2016
•	Average sales price per transaction was $13,727 vs. $12,962
•	Sales volume per guest was $2,263 vs. $2,381
•	Tours increased 16.0% compared to the prior year
•	Other fee-based services revenue was $103.4 million vs. $97.5 million
•

Income before taxes was $124.9 million vs. $124.3 million. Excluding special bonuses totaling $10.0 million paid to certain employees, Bluegreen’s income before taxes would have been $134.9 million for the year ended December 31, 2016

•

EBITDA was $139.0 million vs. $143.4 million (3). Excluding the special bonuses discussed above, EBITDA would have been $149.0 million for the year ended December 31, 2016. Additionally, EBITDA was estimated to be adversely impacted by approximately $2 million by Hurricane Matthew and the Tennessee wildfires in 2016

•	“Free cash flow” (cash flow from operating activities less capital expenditures) was $102.9 million compared to $72.1 million during the same period in 2015

(1)

Bluegreen’s sales of VOIs under its “capital-light” business strategy include sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements. Under “just-in-time” arrangements, Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the timing of when Bluegreen intends to sell such VOIs. Bluegreen also acquires VOI inventory from resorts’ property owner associations (“POAs”) and other third parties close to the time Bluegreen intends to sell such VOIs. Such VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount. Bluegreen refers to sales of inventory acquired through these arrangements as “Secondary Market Sales.”

(2)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.
(3)	See the supplemental tables included in this release for a reconciliation of EBITDA to income before taxes.

Bluegreen Summary for the Three and Twelve Months Ended December 31, 2016

System-wide sales of VOIs were $146.0 million and $605.4 million during the three and twelve months ended December 31, 2016, respectively, and $141.6 million and $552.7 million during the three and twelve months ended December 31, 2015, respectively. The growth in system-wide sales during the three and twelve months ended December 31, 2016, is primarily attributable to an increase of 8% and 16%, respectively, in the number of total prospect tours, which included an increase of 9% and 22%, respectively, in the number of new prospect tours and an increase of 8% and 6%, respectively, in the average sales price per transaction during the three and twelve months ended December 31, 2016. These increases were partially offset by a decrease of 12% and 10%, respectively, in the sale to tour conversion ratio for total prospects.  Further, system-wide sales were estimated to be adversely impacted $6.0 million by Hurricane Matthew and the Tennessee wildfires in 2016.

Fee-Based Sales commission revenue was $48.1 million and $42.1 million, respectively, during the three months ended December 31, 2016 and 2015 and $201.8 million and $173.7 million, respectively, during the twelve months ended December 31, 2016 and 2015.  The increase in fee-based sales commission revenue during the 2016 periods reflects  a higher proportion of system-wide sales of VOI being made on behalf of third-party developers as opposed to VOIs owned by Bluegreen. In addition, Bluegreen earned an average sales and marketing commission of 70% and 68% during the three and twelve months ended December 31, 2016, respectively, as compared to 69% during the three and twelve months ended December 31, 2015.

Other fee-based services revenue increased 4% to $25.0 million for the three months ended December 31, 2016 and 6% to $103.4 million for the twelve months ended December 31, 2016.  Fee-based management services revenues increased during the 2016 period compared to the 2015 period primarily as a result of increases in the number of managed resorts and the cumulative increase in the number of owners in the Bluegreen Vacation Club.

Selling and marketing expenses were $76.0 million and $314.0 million during the three and twelve months ended December 31, 2016, respectively, and $75.6 million and $284.4 million during the three and twelve months ended December 31, 2015, respectively. As a percentage of system-wide sales of VOIs, selling and marketing expenses decreased to 52% during the three months ended December 31, 2016 from 53% during the three months ended December 31, 2015 and increased to 52% during the twelve months ended December 31, 2016 from 51% during the twelve months ended December 31, 2015. Selling and marketing expenses vary as a percentage of sales from period to period based in part by the relative proportion of various marketing methods utilized during such periods, most notably the percentage of sales to Bluegreen’s existing owners, which has a relatively lower cost compared to other marketing methods.  Further, the increase in selling and marketing expenses in the 2016 periods were driven by less favorable sale to tour conversion ratios partially offset by higher average sales price per transaction in the current year.

Net interest spread was $16.2 million and $12.8 million during the three months ended December 31, 2016 and 2015, respectively, and $58.7 million and $48.6 million during the twelve months ended December 31, 2016 and 2015, respectively. The increase in net interest spread during the twelve months ended December 31, 2016 was due to interest income of $8.0 million, recognized by Bluegreen related to the $80.0 million loan made to BBX Capital during April 2015, compared to $5.6 million in 2015. Additionally, the net increase in net interest spread during the 2016 periods reflects the lower costs of borrowings and an increase in the size of Bluegreen’s VOI notes receivable portfolio.

Bluegreen generated “free cash flow” (cash flow from operating activities less capital expenditures) of $102.9 million during the twelve months ended December 31, 2016 compared to $72.1 million during the twelve months ended December 31, 2015. The increase for the 2016 period is primarily due to decreased spending on the acquisition and development of VOI inventory. During 2016, Bluegreen paid $17.4 million for development expenditures primarily related to the Bluegreen/Big Cedar Vacations, as compared to $30.6 million in 2015.  The increase was partially offset by lower cash realized within 30 days of sale from 46% in 2015 to 41% in 2016, spending of $17.7 million for inventory acquired in connection with Just-In-Time and Secondary Market arrangements compared to $15.8 million in 2015 and the purchase of a parcel of land adjacent to Bluegreen’s Club 36 resort in Las Vegas for $6.1 million for the future development of VOI inventory.

Additional selected supplemental financial data regarding the results of Bluegreen’s operations for the year ending December 31, 2016, are available on the BBX Capital website, and may be viewed by accessing http://ir.bbxcapital.com/supplemental-financial-data.

BBX Capital Real Estate

BBX Capital Real Estate is principally active in the acquisition, ownership and management of joint ventures and investments in real estate development projects. BBX Capital Real Estate also holds legacy assets consisting of loans and charged off loans and judgments. Highlights during the fourth quarter of 2016 include:

•

Equity in earnings of unconsolidated real estate joint ventures were $7.8 million primarily reflecting the sale by the Altis at Kendall joint venture of a multi-family development, and closings on single-family units by the Hialeah Communities joint venture.

•	Recoveries from loans previously charged off of $1.5 million

Middle Market

BBX Capital Middle Market Division is principally active in the acquisition, investment and management of middle market operating businesses.  Highlights during the fourth quarter of 2016 include:

Renin

Renin is engaged in the manufacturing and design of specialty doors, systems and hardware products in Canada, the United States, and Europe. Highlights during the fourth quarter of 2016 include:

•	Trade sales of $19.3 million in 2016 vs. $13.0 million in 2015
•	Gross margin of $5.7 million in 2016 vs. $3.2 million in 2015
•	Gross margin percentage of 29.9% in 2016 vs. 24.8% in 2015
•	Income before taxes of $0.4 million in 2016 vs. loss of ($1.0) million in 2015

Other

Other middle market companies were primarily companies acquired by BBX Sweet Holdings in the sugar and confectionery industry. Highlights during the fourth quarter of 2016 include:

•	Trade sales of $12.4 million in 2016 vs. $10.6 million in 2015
•	Gross margin of $2.3 million in 2016 vs. $1.9 million in 2015
•	Gross margin percentage of 18.4% in 2016 vs. 18.0% in 2015
•	Loss before taxes of ($3.9) million in 2016 vs. loss of ($3.0) million in 2015

BBX Sweet Holdings is still in its early development stages as is the Company’s activities relating to its MOD Pizza franchise.

For more complete and detailed information regarding BBX Capital and its financial results, business, operations and risks, please see BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2016, which are available on the SEC's website, www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com.

______________________________

About BBX Capital Corporation:

BBX Capital Corporation (OTCQX: BBXT; BBXTB), formerly BFC Financial Corporation, is a diversified holding company whose principal activities are its ownership of Bluegreen Corporation and, through its Real Estate and Middle Market Divisions, the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects and middle market operating businesses.

Bluegreen, founded in 1966 and headquartered in Boca Raton, Florida, is a sales, marketing and management company, focused on the vacation ownership industry. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 206,000 owners, 66 owned or managed resorts, and access to more than 4,300 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, fee-based resort management, financial services, and sales and marketing services, to or on behalf of third parties.

As of December 31, 2016,  BBX Capital had total consolidated assets of $1.4 billion, shareholders' equity of $454.6 million, and total equity of $495.5 million.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BBX Capital Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300

Email: LHinkley@BBXCapital.com

Media Contact:

Kip Hunter Marketing, 954-765-1329

Jodi Goldstein / Nicole Cornella

Email: jodi@kiphuntermarketing.com,  nicole@kiphuntermarketing.com

####

This press release contains forward-looking statements based largely on current expectations of BBX Capital or its subsidiaries that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this document are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. When considering forward-looking statements, the reader should keep in mind the risks, uncertainties and other cautionary statements made in this report. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. This document also contains information regarding the past performance of the Company, its subsidiaries and their respective investments and operations, and the reader should note that prior or current performance is not a guarantee or indication of future performance. Future results could differ materially as a result of a variety of risks and uncertainties. Risks and uncertainties include the risk that quarterly dividend payments may not be declared in the future, on a regular basis or as anticipated, if at all.  Some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which the Company operates, including the development, operation, management and investment in residential and commercial real estate, the resort development and vacation ownership industries in which Bluegreen operates, the home improvement industry in which Renin operates, and the sugar and confectionary industry in which BBX Sweet Holdings operates as well as the pizza franchise industry in which the Company has recently commenced activities.  Risks and uncertainties include, without limitation, the risks and uncertainties affecting BBX Capital and its subsidiaries, and their respective results, operations, markets, products, services and business strategies, including risks associated with the ability to successfully implement currently anticipated plans and generate earnings, long term growth, and increased value; the performance of entities in which BBX Capital has made investments may not be profitable or perform as anticipated; BBX Capital is dependent upon dividends from its subsidiaries, principally Bluegreen, to fund its operations; BBX Capital’s subsidiaries may not be in a position to pay dividends, dividend payments may be subject to certain restrictions, including restrictions contained in debt instruments, and may be subject to declaration by such subsidiary’s board of directors or managers; the risks relating to acquisitions including acquisitions in diverse activities; risks relating to the monetization of BBX Capital’s legacy assets; risks related to litigation and other legal proceedings involving BBX Capital and its subsidiaries, including the risk that the SEC may prevail in a new trial in connection with the action brought by the SEC against BBX Capital Florida; risks related to the expected benefits of the merger, including the simplification of BBX Capital’s corporate structure and/or the efficiencies expected to result from the merger, may not be realized to the extent anticipated or at all.  The Company’s investment in Bluegreen Corporation exposes the Company to risks of Bluegreen’s business and its ability to pay dividends to BBX Capital, and risks inherent in the vacation ownership industry, including the risk that Bluegreen’s marketing expenses will increase; and the risk that Bluegreen may not be successful in increasing or expanding its capital-light business activities because of changes in economic conditions or otherwise, and such fee-based service activities may not be profitable, which would have an adverse impact on its results of operations and financial condition; and the risk that the Bluegreen’s strategy to grow profitability and increase long-term value may not be realized as anticipated, if at all. In addition, with respect to BBX Capital’s Real Estate and Middle Market Division, the risks and uncertainties include risks relating to the real estate market and real estate development, the risk that joint venture partners may not fulfill their obligations and the projects may not be developed as anticipated or be profitable, and contractual commitments may not be completed on the terms provided or at all; risks relating to acquisitions of operating businesses, including integration risks, risks regarding achieving profitability, that new personnel will not be successful, foreign currency transaction risk, goodwill and other intangible impairment risks, and the other risks and uncertainties described in BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2016, which are available to view on the SEC's website, www.sec.gov, and on BBX Capital's website, www.BBXCapital.com. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. BBX Capital cautions that the foregoing factors are not exclusive, and we do not undertake, and specifically disclaim any obligation, to update or supplement any forward-looking statements whether as a result of changes in circumstances, new information, subsequent events or otherwise.

The following supplemental table represents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended December 31, 2016 (in thousands).

	Reportable Segments
				Corporate
		Real		Expenses &		Segment
	Bluegreen	Estate	Renin	Other	Eliminations	Total
Revenues:
Sales of VOIs	$69,488	-	-	-	-	69,488
Fee-based sales commission revenue	48,111	-	-	-	-	48,111
Other fee-based services revenue	25,027	-	-	-	-	25,027
Trade sales	-	-	19,303	12,403	-	31,706
Interest income	22,579	525	-	39	(2,000)	21,143
Gain on sales of assets	-	750	-	-	-	750
Other revenue	-	930	-	-	-	930
Total revenues	165,205	2,205	19,303	12,442	(2,000)	197,155

Costs and Expenses:
Cost of sales of VOIs	7,936	-	-	-	-	7,936
Cost of other fee-based services	15,835	-	-	-	-	15,835
Cost of trade sales	-	-	13,538	10,123	-	23,661
Interest expense	6,392	-	109	3,214	(2,000)	7,715
Recoveries from loan losses, net	-	(1,529)	-	-	-	(1,529)
Impairment of assets, net	-	612	-	2,352	-	2,964
Selling, general and admin expenses	98,521	2,567	5,149	22,912	(234)	128,915
Total costs and expenses	128,684	1,650	18,796	38,601	(2,234)	185,497

Equity in net earnings of unconsolidated
real estate joint ventures	-	7,837	-	-	-	7,837
Foreign exchange loss	-	-	(106)	-	-	(106)
Other income	1,127	-	-	496	(234)	1,389
Income (loss) before taxes	$37,648	8,392	401	(25,663)	-	20,778

The following supplemental table represents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended December 31, 2015 (in thousands).

	Reportable Segments			Corporate
		Real		Expenses &		Segment
	Bluegreen	Estate	Renin	Other	Eliminations	Total
Revenues:
Sales of VOIs	$68,250	-	-	-	-	68,250
Fee-based sales commission revenue	42,056	-	-	-	-	42,056
Other fee-based services revenue	24,053	-	-	-	-	24,053
Trade sales	-	-	13,043	10,587	-	23,630
Interest income	22,041	4,397	-	30	(2,000)	24,468
Gain on sales of assets	-	15,886	-	(89)	-	15,797
Other revenue	-	1,642	-	156	-	1,798
Total revenues	156,400	21,925	13,043	10,684	(2,000)	200,052

Costs and Expenses:
Cost of sales of VOIs	3,598	-	-	-	-	3,598
Cost of other fee-based services	14,596	-	-	-	-	14,596
Cost of trade sales	-	-	9,810	8,680	-	18,490
Interest expense	9,272	-	85	3,267	(2,000)	10,624
Provision for loan losses, net	-	1,399	-	-	-	1,399
Impairments of assets, net	-	1,886	-	-	-	1,886
Selling, general and admin expenses	99,203	3,689	3,773	16,574	(271)	122,968
Total costs and expenses	126,669	6,974	13,668	28,521	(2,271)	173,561

Equity in net losses of unconsolidated
real estate joint ventures	-	(812)	-	-	-	(812)
Foreign exchange loss	-	-	(403)	-	-	(403)
Other income, net	108	-	-	646	(271)	483
Income (loss) before taxes	$29,839	14,139	(1,028)	(17,191)	-	25,759

The following supplemental table represents BBX Capital’s Consolidating Statement of Operations for the year ended December 31, 2016 (in thousands).

	Reportable Segments			Corporate
		Real		Expenses &		Segment
	Bluegreen	Estate	Renin	Other	Eliminations	Total
Revenues:
Sales of VOIs	$266,142	-	-	-	-	266,142
Fee-based sales commission revenue	201,829	-	-	-	-	201,829
Other fee-based services revenue	103,448	-	-	-	-	103,448
Trade sales	-	-	65,225	30,771	-	95,996
Interest income	89,510	3,606	-	321	(8,000)	85,437
Net gains on sales of assets	-	6,076	-	-	-	6,076
Other revenue	-	5,067	-	-	-	5,067
Total revenues	660,929	14,749	65,225	31,092	(8,000)	763,995

Costs and Expenses:
Cost of sales of VOIs	27,346	-	-	-	-	27,346
Cost of other fee-based services	64,479	-	-	-	-	64,479
Cost of trade sales	-	-	47,088	27,253	-	74,341
Interest expense	30,853	-	313	12,871	(8,000)	36,037
Recoveries from loan losses, net	-	(20,508)	-	-	-	(20,508)
Asset impairments, net	-	2,304	-	2,352	-	4,656
Selling, general and administrative
expenses	415,027	11,864	17,186	73,651	(971)	516,757
Total costs and expenses	537,705	(6,340)	64,587	116,127	(8,971)	703,108

Equity in net earnings of unconsolidated
real estate joint ventures	-	13,630	-	-	-	13,630
Foreign exchange gain	-	-	219	-	-	219
Other income	1,724	-	-	2,547	(971)	3,300
Income (loss) before taxes	$124,948	34,719	857	(82,488)	-	78,036

The following supplemental table represents BBX Capital’s Consolidating Statement of Operations for the year ended December 31, 2015 (in thousands).

	Reportable Segments			Corporate
		Real		Expenses &		Segment
	Bluegreen	Estate	Renin	Other	Eliminations	Total
Revenues:
Sales of VOIs	$259,236	-	-	-	-	259,236
Fee-based sales commission revenue	173,659	-	-	-	-	173,659
Other fee-based services revenue	97,539	-	-	-	-	97,539
Trade sales	-	-	56,461	27,823	-	84,284
Interest income	84,331	9,921	-	135	(5,622)	88,765
Gain (losses) on sales of assets	-	31,181	-	(89)	-	31,092
Other revenue	-	5,540	-	511	(419)	5,632
Total revenues	614,765	46,642	56,461	28,380	(6,041)	740,207

Costs and Expenses:
Cost of sales of VOIs	22,884	-	-	-	-	22,884
Cost of other fee-based services	60,942	-	-	-	-	60,942
Cost of trade sales	-	-	42,123	20,584	-	62,707
Interest expense	35,698	-	309	10,441	(6,040)	40,408
Recoveries from loan losses, net	-	(13,457)	-	-	-	(13,457)
Impairments of assets, net	-	287	-	-	-	287
Litigation settlement	-	-	-	36,500	-	36,500
Selling, general and admin expenses	373,804	12,773	15,049	66,134	(1,060)	466,700
Total costs and expenses	493,328	(397)	57,481	133,659	(7,100)	676,971

Equity in unconsolidated
real estate joint ventures	-	(1,565)	-	-	-	(1,565)
Foreign exchange loss	-	-	(1,038)	-	-	(1,038)
Other income, net	2,883	-	-	2,226	(1,059)	4,050
Income (loss) before taxes	124,320	45,474	(2,058)	(103,053)	-	64,683

The following tables present Bluegreen’s EBITDA, defined below, for the three and twelve months ended December 31, 2016 and 2015, as well as a reconciliation of EBITDA to income before taxes (unaudited) (in thousands):

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Income before taxes from Bluegreen	$37,648	29,839	124,948	124,320
Add/(Less):
Interest income (other than interest earned on VOI notes receivable)	(2,061)	(2,012)	(8,167)	(5,653)
Interest expense	6,392	9,272	30,853	35,698
Interest expense on Receivable-Backed Debt	(4,137)	(4,826)	(18,348)	(20,307)
Franchise Taxes	98	29	186	130
Depreciation and Amortization	2,413	2,401	9,545	9,183
EBITDA	$40,353	34,703	139,017	143,371

EBITDA is defined as earnings, or income before taxes, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), franchise taxes, and depreciation and amortization.  For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

The Company considers Bluegreen’s EBITDA to be an indicator of Bluegreen’s operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Woodbridge Holdings, LLC
Consolidated Statement of Financial Condition - Unaudited
(In thousands)

	As of December 31, 2016			As of December 31, 2015
		Woodbridge	Consolidated		Woodbridge	Consolidated
	Bluegreen	Parent only	Woodbridge	Bluegreen	Parent only	Woodbridge
Assets

Cash and cash equivalents	$144,120	10,654	154,774	115,524	520	116,044
Restricted cash	46,106	-	46,106	56,714	-	56,714
Notes receivable, net	430,480	-	430,480	415,598	-	415,598
Notes receivable from related parties	80,000	-	80,000	80,000	-	80,000
Inventory	238,534	-	238,534	220,211	-	220,211
Property and equipment, net	70,797	-	70,797	71,937	-	71,937
Intangible assets	61,749	-	61,749	61,977	-	61,977
Other assets	56,845	593	57,438	61,190	604	61,794
Total assets	$1,128,631	11,247	1,139,878	1,083,151	1,124	1,084,275

Liabilities and Equity

Accounts payable, accrued liabilities and other	92,716	(1,778)	90,938	84,717	(91)	84,626
Deferred income	37,015	-	37,015	28,847	-	28,847
Deferred tax liability, net	126,278	(826)	125,452	111,131	(929)	110,202
Receivable-backed notes payable - recourse	87,631	-	87,631	89,888	-	89,888
Receivable-backed notes payable - nonrecourse	327,358	-	327,358	314,024	-	314,024
Notes and mortgage notes payable	98,382	-	98,382	99,609	-	99,609
Junior subordinated debentures	69,045	83,322	152,367	67,255	83,230	150,485
Total liabilities	838,425	80,718	919,143	795,471	82,210	877,681

Stockholders' equity
Total Bluegreen Corporation shareholders' equity	249,433	(69,471)	179,962	244,483	(81,086)	163,397
Noncontrolling interest	40,773	-	40,773	43,197	-	43,197
Total equity	290,206	(69,471)	220,735	287,680	(81,086)	206,594
Total liabilities and equity	$1,128,631	11,247	1,139,878	1,083,151	1,124	1,084,275